EXHIBIT 10.8

FORM OF
INVESTMENT MANAGEMENT TRUST AGREEMENT

This Investment Management Trust Agreement (“Agreement”) is made as of ___________, 2010 by and between Cazador Acquisition Corporation, Ltd., an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”) its principal office located at 7 Sheinovo Street, 1504 Sofia, Bulgaria and Continental Stock Transfer & Trust Company (the “Trustee”) located at 17 Battery Place, New York, New York 10004.

WHEREAS, the Company’s Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”), for its initial public offering of securities (the “IPO”) has been declared effective as of the date hereof by the Securities and Exchange Commission (the “Effective Date”); and

WHEREAS, Rodman & Renshaw, LLC and  (the “Representatives”) are acting as the representatives of the underwriters in the IPO; and

WHEREAS, as described in the Registration Statement, and in accordance with the Company’s Certificate of Incorporation, $50,000,000 of the gross proceeds of the IPO ($57,275,000 if the underwriters’ over-allotment option is exercised in full) will be delivered to the Trustee to be deposited and held in a trust account for the benefit of the Company (the amount to be delivered to the Trustee will be referred to herein as the “Property”; the Company will be referred to as the “Beneficiary”); and

WHEREAS, a portion of the Property consists of $1,500,000 (or $1,725,000, if the underwriters’ over-allotment option is exercised in full) attributable to the underwriters’ discount which the Representatives have agreed to deposit in the Trust Account (defined below); and

WHEREAS, the Company and the Trustee desire to enter into this Agreement to set forth the terms and conditions pursuant to which the Trustee shall hold the Property;

IT IS AGREED:

1.	Agreements and Covenants of Trustee. The Trustee hereby agrees and covenants to:

(a)           Hold the Property in trust for the Beneficiary in accordance with the terms of this Agreement, in a segregated trust account (“Trust Account”) established by the Trustee at a branch of J P Morgan Chase Bank, N.A. and at a brokerage institution selected by the Trustee that is satisfactory to the Company;

(b)           Manage, supervise and administer the Trust Account subject to the terms and conditions set forth herein;

(c)           In a timely manner, upon the written instruction of the Company, to invest and reinvest the Property in accordance with the instructions of the Company;

(d)           Collect and receive, when due, all principal arising from the Property, which principal shall become part of the “Property,” as such term is used herein; and the income arising from the Property, net of taxes, up to an aggregate of $2,000,000 which may be released to the Company to fund its working capital requirements (so long as the Company has sufficient funds available to pay its tax obligations on such income when such tax obligations become due);

(e)           Notify the Company of all communications received by it with respect to any Property requiring action by the Company;

(f)           Supply any necessary information or documents as may be requested by the Company in connection with the Company’s preparation of the tax returns relating to income from the Property in the Trust Account or otherwise;

(g)           Participate in any plan or proceeding for protecting or enforcing any right or interest arising from the Property if, as and when instructed by the Company in writing to do so;

(h)           Render to the Company, and to such other person as the Company may instruct, monthly written statements of the activities of and amounts in the Trust Account reflecting all receipts and disbursements of the Trust Account;

(i)           If there is any income or other tax obligation relating to the income from the Property in the Trust Account as determined by the Company, then, from time to time, at the written instruction of the Company, the Trustee shall promptly to the extent there is not sufficient cash in the Trust Account to pay such tax obligation, liquidate such assets held in the Trust Account as shall be designated by the Company in writing, and disburse to the Company by wire transfer, out of the Property in the Trust Account, the amount indicated by the Company as owing in respect of such income tax obligation and the Trustee is relieved of any liability for following same.  Notwithstanding the foregoing, any distribution shall be made only from income collected on the Property, and in no event shall cause the amount in the Trust Account to fall below the amount initially deposited into the Trust Account; and

(j)           Commence liquidation of the Trust Account only upon receipt of and only in accordance with the terms of a letter (the “Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by any of its Co-Chief Executive Officers, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein. It is agreed that the Trustee shall be entitled to reasonable compensation for acting a paying agent under this Section (j) and the Trustee is relieved of any liability for following same.

2.	Limited Distributions Of Income From Trust Account.

(a)           If there is any income tax obligation relating to the income from the Property in the Trust Account, then, at the written instruction of the Company, the Trustee shall disburse to the Company by wire transfer, out of the Property in the Trust Account, the amount indicated by the Company as required to pay income taxes.  Notwithstanding the foregoing, any distribution shall be made only from income collected on the Property, and in no event shall cause the amount in the Trust Account to fall below the amount initially deposited into the Trust Account; and

(b)           Upon written request from the Company in a form substantially similar to that attached hereto as Exhibit C, the Trustee shall distribute to the Company by wire transfer up to an amount equal to the income collected on the Property through the last day of the calendar quarter immediately preceding the date of receipt of the Company’s request; provided, however, that the maximum amount of distributions, net of taxes, that the Company may request and the Trustee shall distribute pursuant to this Section 2(b) shall be $2,000,000.  The first such distribution shall include income through the first full calendar quarter following the effective date of the IPO, with the Company’s request made after such date.  It is understood that the Trustee's only responsibility under this section is to follow the instructions of the Company; and

(c)           Except as provided in Section 2(a) and 2(b) above, no other distributions from the Trust Account shall be permitted except in accordance with Sections 1(i) and 1(j) hereof.

3.	Agreements and Covenants of the Company. The Company hereby agrees and covenants to:

(a)           Give all instructions to the Trustee hereunder in writing, signed by the Company’s Co-Chief Executive Officers. In addition, except with respect to its duties under Sections 1(c) and 1(i) above, the Trustee shall be entitled to rely on, and shall be protected in relying on, any verbal or telephonic advice or instruction which it in good faith believes to be given by any one of the persons authorized above to give written instructions, provided that the Company shall promptly confirm such instructions in writing;

(b)           Hold the Trustee harmless and indemnify the Trustee from and against, any and all expenses, including reasonable counsel fees and disbursements, or loss suffered by the Trustee in connection with any action, taken by it hereunder and in connection with any action suit or other proceeding brought against the Trustee involving any claim, or in connection with any claim or demand which in any way arises out of or relates to this Agreement, the services of the Trustee hereunder, or the Property or any income earned from investment of the Property, except for expenses and losses resulting from the Trustee’s gross negligence or willful misconduct. Promptly after the receipt by the Trustee of notice of demand or claim or the commencement of any action, suit or proceeding, pursuant to which the Trustee intends to seek indemnification under this paragraph, it shall notify the Company in writing of such claim (hereinafter referred to as the “Indemnified Claim”). The Trustee shall have the right to conduct and manage the defense against such Indemnified Claim. The Company may participate in such action with its own counsel;

(c)           Pay the Trustee an initial acceptance fee, an annual fee and a transaction processing fee for each disbursement made pursuant to Sections 2(a) and 2(b) as set forth on Schedule A hereto, which fees shall be subject to modification by the parties from time to time.  It is expressly understood that the Property shall not be used to pay such fees and further agreed that said transaction processing fees shall be deducted by the Trustee from the disbursements made to the Company pursuant to Section 2(b).  The Company shall pay the Trustee the initial acceptance fee and first year’s fee at the consummation of the IPO and thereafter on the anniversary of the Effective Date. The Trustee shall refund to the Company the annual fee (on a pro rata basis) with respect to any period after the liquidation of the Trust Fund.  The Company shall not be responsible for any other fees or charges of the Trustee except as set forth in this Section 3(c) and as may be provided in Section 3(b) hereof (it being expressly understood that the Property shall not be used to make any payments to the Trustee under such Sections); and

(d) In the event that the Company directs the Trustee to commence liquidation of the Trust Account pursuant to Section 1(j), the Company agrees that it will not direct the Trustee to make any payments not specifically authorized by this Agreement.

4.	Limitations of Liability. The Trustee shall have no responsibility or liability to:

a.	Imply obligations, perform duties, inquire or otherwise be subject to the provisions of any agreement or document other than this Agreement and that which is expressly set forth herein;

b.
Take any action with respect to the Property, other than as directed in Section 1 hereof and the Trustee shall have no liability to any party except for liability arising out of its own gross negligence or willful misconduct;

c.
Institute any proceeding for the collection of any principal and income arising from, or institute, appear in or defend any proceeding of any kind with respect to, any of the Property unless and until it shall have received written instructions from the Company given as provided herein to do so and the Company shall have advanced or guaranteed to it funds sufficient to pay any expenses incidental thereto;

d.	Change the investment of any Property, other than in compliance with Section 1(c);

e.	Refund any depreciation in principal of any Property;

f.
Assume that the authority of any person designated by the Company to give instructions hereunder shall not be continuing unless provided otherwise in such designation, or unless the Company shall have delivered a written revocation of such authority to the Trustee;

g.
The other parties hereto or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, except for its gross negligence or willful misconduct. The Trustee may rely conclusively and shall be protected in acting upon any order, judgment, instruction, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Trustee which may be Issuer’s counsel), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Trustee, in good faith, to be genuine and to be signed or presented by the proper person or persons. The Trustee shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this agreement or any of the terms hereof, unless evidenced by a written instrument delivered to the Trustee signed by the proper party or parties and, if the duties or rights of the Trustee are affected, unless it shall give its prior written consent thereto;

h.
Verify the correctness of the information set forth in the Registration Statement or to confirm or assure that any acquisition made by the Company or any other action taken by it is as contemplated by the Registration Statement;

i.
Prepare, execute and file tax reports, income or other tax returns and pay any taxes with respect to income and activities relating to the Trust Account, regardless of whether such tax is payable by the Trust Account or the Company (including but not limited to income tax obligations), it being expressly understood that as set forth in Section 1(i), if there is any income or other tax obligation relating to the Trust Account or the Property in the Trust Account, as determined from time to time by the Company and regardless of  whether such tax is payable by the Company or the Trust, at the written instruction of the Company, the Trustee shall make funds available in cash from the Property in the Trust Account an amount specified by the Company as owing to the applicable taxing authority, which amount shall be paid directly to the Company by electronic funds transfer, account debit or other method of payment, and the Company shall forward such payment to the taxing authority; and

j.	Verify calculations, qualify or otherwise approve Company requests for distributions pursuant to Sections 1(i), 2(a) or 2(b) above.

5.	Termination. This Agreement shall terminate as follows:

(a)           If the Trustee gives written notice to the Company that it desires to resign under this Agreement, the Company shall use its reasonable efforts to locate a successor trustee. At such time that the Company notifies the Trustee that a successor trustee has been appointed by the Company and has agreed to become subject to the terms of this Agreement, the Trustee shall transfer the management of the Trust Account to the successor trustee, including but not limited to the transfer of copies of the reports and statements relating to the Trust Account, whereupon this Agreement shall terminate; provided, however, that, in the event that the Company does not locate a successor trustee within ninety days of receipt of the resignation notice from the Trustee, the Trustee may submit an application to have the Property deposited with the United States District Court for the Southern District of New York and upon such deposit, the Trustee shall be immune from any liability whatsoever; and

(b)           At such time that the Trustee has completed the liquidation of the Trust Account in accordance with the provisions of Section 1(j) hereof, and distributed the Property in accordance with the provisions of the Termination Letter, this Agreement shall terminate except with respect to Section 3(b).

6.	Miscellaneous.

(a)           The Company and the Trustee each acknowledge that the Trustee will follow the security procedures set forth below with respect to funds transferred from the Trust Account. The Company and the Trustee will each restrict access to confidential information relating to such security procedures to authorized persons. Each party must notify the other party immediately if it has reason to believe unauthorized persons may have obtained access to such information, or of any change in its authorized personnel. In executing funds transfers, the Trustee will rely upon all information supplied to it by the Company, including, account names, account numbers, and all other identifying information relating to the beneficiary, the beneficiary’s bank or intermediary bank.  The Trustee shall not be liable for any loss, liability or expense resulting from any error in the the information or transmission of the wire.

(b)           This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws. It may be executed in several counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

(c)           This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof.  The parties hereto may change, waive, amend or modify any provision contained herein that may be defective or inconsistent with any other provision contained herein only upon the written consent of each of the parties hereto; provided that such action shall not materially adversely affect the interests of the holders of shares in the capital of the Company issued in the IPO.  Any other change, waiver, amendment or modification to this Agreement shall be subject to approval by a majority of the holders of shares in the capital of the Company issued in the IPO.  As to any claim, cross-claim or counterclaim in any way relating to this Agreement, each party waives the right to trial by jury.

(d)           The parties hereto consent to the jurisdiction and venue of any state or federal court located in the City of New York for purposes of resolving any disputes hereunder.

(e)           Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or by facsimile transmission:

if to the Trustee, to:

Continental Stock Transfer & Trust Company
17 Battery Place
8th Floor
New York, New York 10004
Attn: Steven Nelson and Frank Di Paolo
Fax: (212) 616-7620

if to the Company, to:

Cazador Acquisition Corporation Ltd.
c/o Arco Capital Management LLC
7 Sheinovo Street
1504 Sofia, Bulgaria
Attn: Francesco Piovanetti, Co-Chief Executive Officer

with a copy to:

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York  10020
Attn: Yvan-Claude Pierre, Esq.
Attn: William N. Haddad, Esq.

in either case with a copy on behalf of the Representatives to:

Rodman & Renshaw, LLC
1251 Avenue of the Americas
New York, NY 10020
Attn: Thomas Pinou, Chief Financial Officer

with a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York  10154
Attn:  Mitchell Nussbaum, Esq.

(f)           This Agreement may not be assigned by the Trustee without the prior consent of the Company.  This agreement may be assigned by the Company to a wholly-owned subsidiary of the Company upon written notice to the Trustee.

(g)           Each of the Trustee and the Company hereby represents that it has the full right and power and has been duly authorized to enter into this Agreement and to perform its respective obligations as contemplated hereunder. The Trustee acknowledges and agrees that it shall not make any claims or proceed against the Trust Account, including by way of set-off, and shall not be entitled to any part of the Property under any circumstance.

(h)           The Trustee hereby consents to the inclusion of Continental Stock Transfer & Trust Company in the Registration Statement and other materials relating to the IPO.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:
Name:
Title:

CAZADOR ACQUISITION CORPORATION LTD.

By:
Name:
Title:

EXHIBIT A

[LETTERHEAD OF COMPANY]

[INSERT DATE]

Continental Stock Transfer & Trust Company
17 Battery Place
8th Floor
New York, New York 10004
Attn:      Steven Nelson, President

Re:         Trust Account No. [___________]
Termination Letter

Gentlemen:

Pursuant to Section 1(i) of the Investment Management Trust Agreement between Cazador Acquisition Corporation Ltd. (the “Company”) and Continental Stock Transfer & Trust Company (the “Trustee”), dated as of _____________, 2010 (the “Trust Agreement”), this is to advise you that the Company has entered into an agreement (“Business Agreement”) with __________________ (the “Target Business”) to consummate a business combination with Target Business (a “Business Combination”) on or about [INSERT DATE]. The Company shall notify you at least 48 hours in advance of the actual date of the consummation of the Business Combination (the “Consummation Date”).

In accordance with the terms of the Trust Agreement, we hereby authorize you to commence liquidation of the Trust Account to the effect that, on the Consummation Date, all of funds held in the Trust Account will be immediately available for transfer to the account or accounts that the Company shall direct in writing on the Consummation Date.

On the Consummation Date (i) counsel for the Company shall deliver to you written notification that the Business Combination has been consummated and (ii) the Company shall deliver to you written instructions with respect to the transfer of the funds held in the Trust Account (the “Instruction Letter”). You are hereby directed and authorized to transfer the funds held in the Trust Account immediately upon your receipt of the counsel’s letter and the Instruction Letter. In the event that certain deposits held in the Trust Account may not be liquidated by the Consummation Date without penalty, you will notify the Company of the same and the Company shall direct you as to whether such funds should remain in the Trust Account and distributed after the Consummation Date to the Company. Upon the distribution of all the funds in the Trust Account pursuant to the terms hereof, the Trust Agreement shall be terminated.

In the event that the Business Combination is not consummated on the Consummation Date described in the notice thereof and we have not notified you on or before the original Consummation Date of a new Consummation Date, then the funds held in the Trust Account shall be reinvested as provided in the Trust Agreement on the business day immediately following the Consummation Date as set forth in the notice.

Very truly yours,

By:

EXHIBIT B

[LETTERHEAD OF COMPANY]

[INSERT DATE]

Continental Stock Transfer & Trust Company
17 Battery Place
8th Floor
New York, New York 10004
Attn:  Steven G. Nelson, President

Re:   Trust Account No. [_________] Termination Letter

Re:         Trust Account No.            Termination Letter

Gentlemen:

Pursuant to paragraph 1(i) of the Investment Management Trust Agreement between Cazador Acquisition Corporation Ltd. (“Company”) and Continental Stock Transfer & Trust Company (“Trustee”), dated as of ___________, 2010 (“Trust Agreement”), this is to advise you that the Company has been unable to effect a Business Combination with a Target Company within the time frame specified in the Company’s Articles of Association, as described in the Company’s prospectus relating to its IPO.

In accordance with the terms of the Trust Agreement, we hereby authorize you to commence liquidation of the Trust Account as promptly as practicable to shareholders of record on the Last Date (as defined in the Trust Agreement).  You will notify the Company in writing as to when all of the funds in the Trust Account will be available for immediate transfer (“Transfer Date”) in accordance with the terms of the Trust Agreement and the Articles of Association of the Company.  You shall commence distribution of such funds in accordance with the terms of the Trust Agreement and the Articles of Association of the Company and you shall oversee the distribution of the funds.  Upon the distribution of all the funds in the Trust Account, your obligations under the Trust Agreement shall be terminated.

CC:
[ Underwriter ]

Very truly yours,

By:

EXHIBIT C

[LETTERHEAD OF COMPANY]

[Insert Date]

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn:  Accounting Department

Re: Trust Account No. [                    ] — Distribution of Income on Property

Gentlemen:

Pursuant to Section 2(b) of the Investment Management Trust Agreement between Cazador Acquisition Corporation Ltd (“Company”) and Continental Stock Transfer & Trust Company (“Trustee”), dated as of ________, 2010 (“Trust Agreement”), we are requesting for our working capital purposes that you deliver to us $______________ representing income earned on the Property from ___________ to ___________.  In accordance with the terms of the Trust Agreement, you are hereby directed and authorized to transfer said amount, less any fees due the Trustee pursuant to Section 3(c) of the Trust Agreement, immediately upon your receipt of this letter to the Company’s operating account at:

Bank:	[_______________]
ABA #:	[_______________]
Account Name:	.
Account Number:	[_______________]
Reference:	Distribution request

Very truly yours,

By:

EXHIBIT D

AUTHORIZED INDIVIDUAL(S) and telephone numbers

AUTHORIZED FOR TELEPHONE CALL BACK

COMPANY:
Jay Johnston or Francesco Piovanetti
Co-Chief Executive Officer and Director
Cazador Acquisition Corporation Ltd.
c/o Arco Capital Management LLC
7 Sheinovo Street
1504 Sofia, Bulgaria
Telephone: +359 2 895 2000

TRUSTEE:	Continental Stock Transfer & Trust Company 17 Battery Place 8th Floor New York, New York 10004 Attn: Frank Di Paolo
Telephone: (212) 845-3270

SCHEDULE A

Schedule of fees pursuant to Section 3(c) of Investment Management Trust Agreement
between Cazador Acquisition Corporation Ltd and
Continental Stock Transfer & Trust Company

Fee Item	Time and method of payment	Amount
Initial acceptance fee	Initial closing of IPO by wire transfer	$1,000
Annual fee	First year, initial closing of IPO by wire transfer; thereafter on the anniversary of the effective date of the IPO by wire transfer or check	$5,000
Transaction processing fee for disbursements to Company under Sections 2(a) and 2(b)	Deduction by Trustee from disbursement made to Company under Section 2(b)	$250

Agreed:
Dated: _________, 20010

By:
Authorized Officer

Continental Stock Transfer & Trust Co.

By:
Authorized Officer